EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 11, 2004 (except for the last paragraph of Note B, as to which the date is September 27, 2004), which appears on page 23 of the annual report on Form 10-KSB of Dotronix, Inc. for the year ended June 30, 2004.

/s/ Lurie Besikof Lapidus & Company, LLP
Minneapolis, Minnesota
June 10, 2005